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                                                                 Exhibit 4.1


               CERTIFICATE OF DESIGNATIONS OF THE PREFERRED STOCK
                                       OF
                                  I-MANY, INC.
                                TO BE DESIGNATED
                      SERIES A CONVERTIBLE PREFERRED STOCK


     I-many, Inc., a Delaware corporation (the "Corporation"), pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation and in accordance with the provisions of Sections 141(f) and 151 of the General Corporation Law of the State of Delaware, certifies that the Board of Directors of the Corporation, by unanimous written consent, duly adopted the following resolution:

RESOLVED: That, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and hereby is established, consisting of 1,700 shares, to be designated "Series A Convertible Preferred Stock" (hereinafter "Series A Preferred Stock"); that the Board of Directors be and hereby is authorized to issue such shares of Series A Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and that, subject to the limitations provided by law and by the Certificate of Incorporation, the powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series A Preferred Stock shall be as follows:

     Section 1. DESIGNATION, AMOUNT AND PAR VALUE. The series of preferred stock shall be designated as the Company's Series A Convertible Preferred Stock (the "PREFERRED STOCK") and the number of shares so designated shall be 1,700. Each share of Preferred Stock shall have a par value equal to $0.01 per share and a stated value equal to the sum of $10,000 (the "STATED VALUE"). Capitalized terms used and not defined elsewhere in this certificate of designation shall have the respective meanings ascribed to them in Section 5.

     Section 2. VOTING RIGHTS. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the consent of the holders of a majority of the shares of the Preferred Stock (each, a "HOLDER") then outstanding, alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation (except as otherwise provided in Section 3).

     Section 3. CONVERSION.

     (a) (i) CONVERSION AT THE OPTION OF HOLDER. Each share of Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio, at the option of the Holder, at any time and from time to time from and after the Settlement Date and through the fifth Trading Day following the Settlement Date. Holders shall effect conversions by providing the Company (with a copy to the Escrow Agent) with the form of conversion notice attached hereto as EXHIBIT A (a "HOLDER CONVERSION NOTICE"). The date on which such Holder conversion

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is to be effected (the "HOLDER CONVERSION DATE") shall be the date that such
Holder Conversion Notice is deemed delivered hereunder.

          (ii) CONVERSION AT THE OPTION OF THE COMPANY. If the Floor Price is less than the Conversion Price in effect without regard to clause (2) of the definition of Conversion Price and the conditions set forth in the last sentence of this Section 3(a)(ii) are then satisfied, then each share of Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio, at the option of the Company, at any time and from time to time from and after the Settlement Date through the fifth Trading Day following the Settlement Date. The Company shall effect conversions by providing the Holder (with a copy to the Escrow Agent) with the form of conversion notice attached hereto as EXHIBIT B (a "COMPANY CONVERSION NOTICE"). The date on which such Company conversion is to be effected (the "COMPANY CONVERSION DATE") shall be the date that such Company Conversion Notice is deemed delivered hereunder. The Company may not deliver a Company Conversion Notice if (a)(1) the Underlying Shares Registration Statement is not then effective or the prospectus thereunder is not available for use by the Holder to resell all of the Underlying Shares; or (b) there are not sufficient shares of Common Stock authorized and reserved for issuance upon such conversion; or (c) the Common Stock is not listed or quoted for trading on the Nasdaq or on a Subsequent Market.

     (b) Not later than three Trading Days after each Holder Conversion Date and each Company Conversion Date, the Company will deliver to the Escrow Agent for the benefit of the Holder a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 4.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock. A Holder shall not be required to deliver the original certificate(s) evidencing the Preferred Stock being converted in order to effect a conversion of such Preferred Stock. Execution and delivery of a Holder Conversion Notice or Company Conversion notice (as the case may be) shall have the same effect as cancellation of the original certificate(s) and issuance of a new certificate evidencing the remaining shares of Preferred Stock.

     (c) (i) Each share of Preferred Stock shall be convertible on a Holder Conversion Date or Company Conversion Date at the Conversion Ratio (subject to equitable adjustment for stock splits, recombinations and similar events).

          (ii) All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

          (iii) In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Preferred Stock shall thereafter be convertible only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of

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shares of Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled.

          (iv) In case of any merger or consolidation of the Company with or into another Person, the Preferred Stock shall be convertible into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and the Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such merger or consolidation would have been entitled.

     (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized and issued and fully paid and nonassessable.

     (e) The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

     (f) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Holder Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Company addressed to 537 Congress Street, 5th Floor, Portland. Maine 04101-3353, Facsimile No.: (207) 828-0492, attention Chief Financial Officer, or to such other address or facsimile number as shall be specified in writing by the Company for such purpose. Any and all notices or other communications or deliveries to be provided by the Company hereunder, including, without limitation, any Company Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time)(with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on

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such date (with confirmation of transmission), (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

     Section 4. REDEMPTION.

     (a) The Company shall have the right, exercisable on a single occasion by written notice to the Holder (the "FLOOR ADJUSTMENT NOTICE"), received by the Holder no later than the 30th Trading Day prior to the Settlement Date, of its election to adjust the Floor Price, PROVIDED, that the Company may not lower the Floor Price to any price that would have the effect of requiring the approval of the shareholders of the Company under the rules and regulations of the Nasdaq Stock Market for the Company to comply in full with its conversion obligations hereunder and its exercise obligations under any warrant delivered to the Holder under the Purchase Agreement.

     (b) If an Underlying Shares Registration Statement covering the resale of the Underlying Shares has not been declared effective by the Commission by the Effectiveness Date (as defined in the Registration Rights Agreement), then either a Holder or the Company may deliver a written notice to the other (with a copy thereof to the Escrow Agent) requiring the redemption of all (but not less than all) of the Preferred Stock then held by such Holder. In such event, the Company shall pay the Holder a redemption amount equal to the aggregate Stated Value of the Preferred Stock on the 2nd Trading Day following the date on which the notice for the payment therefor is delivered.

     (c) The Company will not issue in excess of 3,000,000 Underlying Shares on conversion of the Preferred Stock. If the Conversion Price is such that the number of Underlying Shares issuable on conversion of the Preferred Stock would exceed 3,000,000 Underlying Shares in the absense of the first sentence of this
Section 4(c), then the Company shall redeem a number of shares of Preferred Stock that would result in such excess, for an amount equal to such excess Stated Value. Any such redemption amount shall be due and payable in cash on the Seventh Trading Day following the Settlement Date and shall be made pro rata among all Holders.

     (d) All Stated Value of Preferred Stock for which a Holder Conversion Notice or a Company Conversion Notice shall not have been received prior to 6:30 p.m. (New York City time) on the fifth Trading Day following the Settlement Date shall automatically, without any further action on the part of either a Holder or the Company, be redeemed for a redemption price equal to the aggregate of such Stated Value. Such redemption amount shall be due and payable in cash on the seventh Trading Day following the Settlement Date.

     Section 5. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

     "BUSINESS DAY" means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York or the State of Maine are authorized or required by law or other governmental action to close.

     "COMMISSION" means the Securities and Exchange Commission.

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     "COMMON STOCK" means the Company's common stock, par value $0.0001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

     "CONVERSION PRICE" means the greater of (1) the lesser of (a) 93% of the VWAP of the Company's Common Stock for the 20 Trading Day period ending on the Trading Day immediately preceding the Settlement Date and (b) the greater of (i) the product of (x) 1.20 and (y) the Per Share Purchase Price (as defined in the Purchase Agreement), and (ii) 80% of the VWAP's of the Common Stock for the twenty Trading Day period ending on the Trading Day immediately preceding the Settlement Date and (2) the Floor Price.

     "CONVERSION RATIO" means, at any time, a fraction, the numerator of which is Stated Value and the denominator of which is the Conversion Price at such time.

     "EFFECTIVE DATE" means the date that the Underlying Shares Registration Statement is first declared effective by the Commission.

     "ESCROW AGENT" shall have the meaning set forth in the Purchase Agreement.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "FLOOR PRICE" means the greater of (i) $7.00 or (ii) the minimum price that would not require the vote of the shareholders of the Company under the rules and regulations of Nasdaq (in each case subject to adjustment in accordance with a timely received Floor Adjustment Notice); provided, that in no event shall the Company establish a Floor Price which would require the vote of the shareholders of the Company under the rules and regulations of Nasdaq.

     "NASDAQ" means the Nasdaq National Market

     "ORIGINAL ISSUE DATE" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

     "PER SHARE MARKET VALUE" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market or any other national securities exchange, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by a majority-in-interest of the Holders.

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     "PERSON" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     "PURCHASE AGREEMENT" means the Securities Purchase Agreement, dated as of the Original Issue Date, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

     "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Original Issue Date, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SETTLEMENT DATE" means the later of the (i) the 110th Business Day after the Original Issue Date and (ii) the 30th Trading Day following the Effective Date, plus in the case of (ii) an additional Trading Day for each Trading Day following the Effective Date that the Underlying Shares Registration Statement is not effective or the prospectus thereunder not available for use by the Holder to resell all of the Registrable Securities (as defined in the Registration Rights Agreement) issued or issuable to it hereunder, under the Purchase Agreement or the Warrants.

     "SUBSEQUENT MARKET" means either the New York Stock Exchange, American Stock Exchange or Nasdaq SmallCap Market.

     "TRADING DAY" means (a) a day on which the shares of Common Stock are traded on the Nasdaq or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not listed on the Nasdaq or a Subsequent Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); PROVIDED, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

     "TRANSACTION DOCUMENTS" shall have the meaning set forth in the Purchase Agreement.

     "UNDERLYING SHARES" means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

     "UNDERLYING SHARES REGISTRATION STATEMENT" means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Underlying Shares by the Holder, who shall be named as a "selling stockholder" thereunder.

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     "VWAP" means, for any date, the daily volume weighted average sale price
(as reported by Bloomberg Financial L.P. using the VAP function) of the Common Stock on the date in question, or if there is no such price on such date, then the daily volume weighted average price on the date nearest preceding such date.

     "WARRANTS" means the warrants issued to the original Holders under the Purchase Agreement.

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designations to be signed by its President this 15th day of February, 2002.




                                    I-MANY, INC.


                                    By: /s/ A. Leigh Powell
                                       --------------------------------------
                                       President
                                       A. Leigh Powell


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

                                    EXHIBIT A


                    NOTICE OF CONVERSION AT OPTION OF HOLDER

(To be Executed by the Registered Holder in order to convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of common stock, par value $0.0001 per share (the "COMMON STOCK"), of I-MANY, INC., a Delaware corporation (the "COMPANY"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.


Conversion calculations:
                                       Number of shares of Preferred Stock to be Converted

                                       Stated Value of shares of Preferred Stock to be Converted

                                       Stated Value of Preferred Stock remaining after Conversion

                                       Number of shares of Common Stock to be Issued

                                       Applicable Conversion Price

                                       Signature

                                       Name

                                       Address

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                                    EXHIBIT B


                  NOTICE OF CONVERSION AT OPTION OF THE COMPANY

(To be executed by I-MANY, INC.
in order to force conversion of shares of Preferred Stock)

I-MANY, INC. (the "COMPANY") hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of common stock, par value $0.0001 per share (the "COMMON STOCK"), the Company, according to the conditions hereof, as of the date written below. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.


Conversion calculations:
                                        Number of shares of Preferred Stock to be Converted

                                        Stated Value of shares of Preferred Stock to be Converted

                                        Stated Value of Preferred Stock remaining after Conversion

                                        Number of shares of Common Stock to be Issued

                                        Applicable Conversion Price

                                        Signature

                                        Name


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